Exhibit 5.1
[McCarthy Tétrault LLP Letterhead]
August 24, 2010
The Toronto-Dominion Bank
Toronto-Dominion Centre
P.O. Box 1
Toronto, ON M5K 1A2
Dear Sirs and Mesdames:
Re:	Agreement and Plan of Merger dated as of May 16, 2010 by and among The Toronto-Dominion Bank, Hunt Merger Sub, Inc. and The South Financial Group, Inc.
     We have acted as counsel to The Toronto-Dominion Bank (the “Bank”), a Canadian bank chartered under the Bank Act (Canada) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) (Registration No. 333-167443) filed by the Bank with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Bank of common shares (the “Common Shares”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 16, 2010 by and among the Bank, Hunt Merger Sub, Inc., a South Carolina corporation and a wholly-owned subsidiary of the Bank, and The South Financial Group, Inc. (“TSFG”), a South Carolina corporation. Upon consummation of the Merger, each holder of TSFG common stock will be entitled to receive, for each share of TSFG common stock owned by such shareholder immediately prior to the Merger, either (i) $0.28 in cash, if a cash election is effectively made with respect to such share, or (ii) 0.004 Common Shares, plus cash in lieu of any fractional share interests, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement to which this opinion appears as an exhibit.
     We have examined the Registration Statement and the Merger Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

     The opinion expressed herein is limited to matters governed by the laws of the Province of Ontario and the laws of Canada applicable therein.
     Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares, if, as and when issued as authorized in accordance with the terms of the Merger Agreement, will be validly issued as fully paid and non-assessable Common Shares of the Bank.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.
Yours truly,
/s/  McCarthy Tétrault LLP